Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
October 23, 2012	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST INC.

ANNOUNCES APPOINTMENT OF

REGIONAL VICE PRESIDENT FOR THE CENTRAL REGION

DENVER, CO — October 23, 2012 — Industrial Income Trust Inc. (“IIT”), an industrial real estate investment trust, announced today that T. Preston Herold has joined IIT effective October 15, 2012. Mr. Herold has been appointed Regional Vice President for the Central Region and will be responsible for opening IIT’s third regional office located in Dallas, Texas. IIT currently has regional offices in New Jersey and California. Mr. Herold will oversee leasing and operations and support capital deployment efforts for IIT in the central region of the United States (which currently includes approximately 10 million square feet of assets in Chicago, Indianapolis, Memphis, Dallas and Houston).

Mr. Herold has 15 years of real estate leasing, investment and development experience. Prior to joining IIT, from 2001 to 2012, Mr. Herold worked at Hillwood, a real estate development and investment company, where he was most recently Senior Vice President. During his tenure at Hillwood, Mr. Herold’s responsibilities included leasing, acquisitions and development in the Florida, Atlanta, Dallas and Memphis markets. Prior to Hillwood, from 1999 to 2001, Mr. Herold worked at Trammell Crow Company, a real estate development and investment firm, where he was responsible for financial analysis and leasing in the Dallas market. Mr. Herold received a B.A. degree in Economics and Political Science from Northwestern University and a J.D. degree, with an emphasis in real estate law, from SMU School of Law. In addition to being a licensed attorney and licensed real estate broker in the State of Texas, Mr. Herold is a Certified Commercial Investment Member (CCIM).

“We are excited to have Preston join our team,” said Dwight Merriman, Chief Executive Officer of IIT. “His extensive experience and knowledge in the real estate industry will be beneficial to IIT.”

About Industrial Income Trust Inc.

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs.

This press release contains forward-looking statements that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2011 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or IIT’s investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that it will attain its investment objectives.

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